Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

February 13, 2013

Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, N.W.

Washington, DC 20549

Dear Sirs/Madames:

Re:      Southern States Sign Company (the “Company”)

We have read the statements of the Company pertaining to our Firm included under Item 4.01 of Form 8-K dated February 13, 2013 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC